Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (hereinafter “Agreement”), is made and entered into by and between Boris Maslov (“Employee”) and Ener-Core, Inc., a Delaware corporation (the “Company”), with reference to the following:

A.      Employee was employed by the Company pursuant to the terms of an Employment Agreement effective as of December 31, 2012, and Amendment to Employment Agreement effective as of May 23, 2014 (collectively, the “Employment Agreement”).

B.       Employee and the Company (collectively, the “Parties”) now mutually desire to end the employment relationship pursuant to the terms of this Agreement and this Agreement shall be in lieu of any severance payments, benefits or notice provisions as provided in the Employment Agreement.

C.       The Parties further desire to settle, compromise, and resolve fully and finally any and all claims and disputes, whether known or unknown, which exist or could exist on Employee’s behalf against the Company, and on the Company’s behalf against the Employee, from the beginning of time through the date of execution of this Agreement.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

1.       Termination of Employment Relationship. The Company and Employee have mutually agreed to terminate the employment relationship effective on January 31, 2017 (“the Termination Date”). On the Termination Date, Employee shall be paid for all accrued but unused paid time off (vacation), as well as all salary earned and unpaid through the Termination Date; Employee shall further be entitled to any pending reimbursement for Company expenses incurred by Employee prior to the Termination Date in accordance with Company policies. At the Termination Date, Employee hereby resigns from (i) all officer positions with the Company (including without limitation the positions of President, Chief Operating Officer and Chief Technology Officer of the Company) and any officer, director or employee positions with its subsidiaries and affiliates and (ii) any fiduciary, administrative or other committees or powers, including with respect to any employee benefit plans or bank accounts of the Company. Employee understands and agrees that he is no longer authorized to act for or on behalf of the Company in any capacity except as directed and that the terms of his Employment Agreement will be terminated effective on the Termination Date, except for those provisions that are specifically intended to survive termination as indicated in the Employment Agreement or incorporated by reference in this Agreement. Notwithstanding anything herein, Company and Employee acknowledge and agree that Sections 7 and 8 of the Employee Agreement are, by this Agreement, specifically intended not to survive or have any effect upon the payments being made, and to be made, hereunder. Employee further understands and agrees that all rights and benefits relating to employment with the Company shall be forever terminated on the Termination Date and that Employee is not entitled to receive and will not claim any compensation, payments or benefits from the Company except for those payments and benefits that are expressly set forth in this Agreement, and that this Agreement is expressly intended to supersede and replace any severance pay or benefits that Employee might otherwise claim pursuant to his Employment Agreement, specifically including those set forth in Sections 7 and 8 therein. However, upon termination, Employee shall be entitled to receive any rights and benefits as a terminated employee with respect to Employee’s participation in the Company’s health and welfare and/or retirement benefit plans, which shall be provided pursuant to operation of law and under the terms of those respective plans. Employee will be provided with COBRA notice in a separate writing after the Termination Date that sets forth information relating to his entitlement to COBRA coverage.

2.       Severance Payments and Post-Termination Obligations.

a.	After the Effective Date of this Agreement, and provided that Employee complies with all of the terms of this Agreement, the Company agrees to pay Employee as severance pay a total severance amount of $90,000 (the “Severance Obligation”) to be paid in eighteen (18) equal semi-monthly installments on the 15th day and last day of each month after the Termination Date (commencing February 15, 2017), less applicable statutory deductions and tax withholdings. Employee agrees that he shall be solely responsible for any taxes that may be due and owing as a result of payments made pursuant to this Agreement. The Company may, in its sole discretion, accelerate the payment of the unpaid balance of the Severance Obligation at any time, less applicable statutory deductions and tax withholdings.

b.	Employee acknowledges and agrees that, as of the Termination Date, other than as explicitly set forth in this Agreement, he is no longer entitled to any other compensation set forth in his Employment Agreement or pursuant to Company bonus policies, including without limitation any bonus or incentive compensation, and that any unvested options Employee holds pursuant to the Company’s incentive plan(s) are hereby relinquished pursuant to the terms thereof.

c.	As of the Termination Date, Employee and the Company shall enter into an advisory services agreement, in the form attached hereto as Exhibit A, pursuant to which Employee shall provide services to the Company as an advisory board member as set forth therein.

3.       Release of All Claims - Employee. In accordance with the requirements of the Employment Agreement, and as consideration for the obligations under Section 2 of this Agreement and the release provided in Section 6 of this Agreement, to which Employee is not otherwise entitled, Employee agrees as follows:

a.	Except for the payments and other benefits expressly set forth in this Agreement, Employee, on behalf of himself, his heirs, legal representatives, successors-in-interest, and assigns, does hereby irrevocably and unconditionally release, acquit, and forever discharge the Company, including all of its past, present, and future parents, subsidiaries, affiliated companies, and owners and all of their past, present, and future predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and insurers and all persons acting by, through, under, or in concert with any of them (collectively. “Company Released Parties”), and each of them, of and from all claims, complaints, actions, causes of action, rights, demands, debts, obligations, damages, or accountings of whatever nature, in law or in equity, whether known or unknown, which Employee may have, in the past may have had, or in the future may have against Company Released Parties, or any of them, including but not limited to, any and all claims relating to the Employment Agreement or any other claims based on any contract, express or implied, or breach of the covenant of good faith and fair dealing; any claims for stock options and/or any stock, equity or other ownership interest in the Company; any claims for wrongful termination, violation of public policy, constructive discharge, emotional distress, personal injury, invasion of privacy, defamation, fraud, misrepresentation, breach of fiduciary duty, unfair business practices, tortious interference, or any other tort or common law claims; any and all claims for wages, salary, bonuses, commissions, overtime pay, premium pay, vacation pay, severance pay, benefits, contributions or any other claims for compensation; any and all claims for damages (including general, special, compensatory, consequential, liquidated or punitive damages); any and all claims for costs, expenses, attorneys’ fees, interest, civil or criminal penalties, waiting time penalties, or any other available remedy; and any and all claims arising under any federal, state, city and/or other governmental statute, law, regulation or ordinance relating to employment, including but not limited to (as amended), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Employment Opportunity Act of 1972, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the California Labor Code and any applicable Wage Order, the California Business and Professions Code, the California Family Rights Act, the California Fair Employment and Housing Act covering discrimination, harassment and retaliation in employment on any protected basis as established by law (herein collectively, “Claims”).

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b.	Employee is also waiving his right to any monetary recovery if such Claims are pursued on his behalf. Employee confirms that (to his knowledge) Employee has suffered no injuries or occupational diseases in connection with his employment with the Company that may be compensable under any state worker’s compensation laws. Employee confirms that he does not have any pending claim, charge, or suit against the Company Released Parties or any of their employees in any federal, state, or local court or administrative agency.

4.       Waiver of Rights Under Section 1542. IT IS FURTHER UNDERSTOOD AND AGREED BY EMPLOYEE THAT HE HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL CLAIMS, RIGHTS OR BENEFITS THAT EMPLOYEE MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Employee acknowledges that Employee may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the matters released herein, but that Employee expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Employee’s behalf against the Company Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Employee’s employment with the Company or the termination of that employment.

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5.       ADEA Release and Effective Date. This Agreement includes a release of claims under the federal Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626, et seq, including the Older Workers Benefit Protection Act, and in connection with such waiver and release:

a.	Employee is hereby advised to consult with an attorney of Employee’s choice (and at Employee’s own cost) prior to signing this Agreement;

b.	Employee shall have a period of twenty-one (21) days from January 31, 2017, the date Employee first received this Agreement, in which to review and consider the terms of this Agreement. Employee understands and agrees that the subsequently negotiated and agreed revisions to the Agreement do not extend this initial 21-day period. Employee may execute this Agreement at any time during the 21-day period;

c.	Employee may revoke this Agreement in writing at any time during the first seven (7) days following Employee’s execution of this Agreement (the “Revocation Period”), and this Agreement shall not be effective or enforceable until the Revocation Period has expired. If Employee revokes this Agreement by properly notifying in writing an authorized representative of the Company of its revocation during the Revocation Period, then this Agreement shall not be effective or enforceable. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Employee signs this Agreement and returns it to the Company, and provided that Employee does not revoke the Agreement during the Revocation Period.

d.	Employee acknowledges and agrees that the payments, benefits, further engagement and releases to be provided to Employee as set forth in this Agreement are in addition to anything of value that Employee would otherwise be entitled to receive from the Company upon a mutual separation and constitute valid consideration in exchange for the release of federal age claims as set forth in this Agreement.

6.       Release of All Claims - Company. As consideration for the releases provided in Section 3 and 4 of this Agreement, other than the Employee’s obligations set forth in this Agreement and the advisory services agreement referenced herein, the Company, on behalf of itself, its subsidiaries, affiliates, past, present, and future predecessors, successors, assigns, agents, directors, officers, employees, and other representatives, does hereby irrevocably and unconditionally release, acquit, and forever discharge the Employee from all claims, complaints, actions, causes of action, rights, demands, debts, obligations, damages, or accountings of whatever nature, in law or in equity, whether known or unknown, which the Company may have, in the past may have had, or in the future may have against Employee, or any of them, including but not limited to, any and all claims relating to the Employment Agreement, the employment relationship and any other relationships between Company and Employee that are terminated hereby, or any other claims based on any contract, express or implied, or breach of the covenant of good faith and fair dealing; any claims for violation of public policy or Company policy; emotional distress, personal injury, invasion of privacy, defamation, fraud, misrepresentation, breach of fiduciary duty, unfair business practices, tortious interference, or any other tort or common law claims; any and all claims for damages (including general, special, compensatory, consequential, liquidated or punitive damages); any and all claims for costs, expenses, attorneys’ fees, interest, civil or criminal penalties, waiting time penalties, or any other available remedy; and any and all claims arising under any federal, state, city and/or other governmental statute, law, regulation or ordinance relating to employment.

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7.       Waiver of Rights Under Section 1542. IT IS FURTHER UNDERSTOOD AND AGREED BY COMPANY THAT IT HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL CLAIMS, RIGHTS OR BENEFITS THAT COMPANY MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Company acknowledges that Company may hereafter discover claims or facts in addition to or different from those which Company now knows or believes to exist with respect to the matters released herein, but that Company expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Company’s behalf against the Employee at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Company’s employment of the Employee or the termination of that employment.

8.       No Filing of Claims. The Parties represent and warrant, that as of the date of this Agreement, neither Party presently has on file any claims, charges, grievances, actions, appeals or complaints against the Employee or the Company Released Parties, as applicable, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by such Parties that are alleged to have occurred prior to the date of this Agreement. To the extent any such claims or actions do exist as of the date of this Agreement, each Party represents and agrees to dismiss, with prejudice, any and all such claims and, if such Party does not have the authority or ability to dismiss any such claims, such Party hereby expressly agrees that he shall not personally recover or receive any monetary damages or award relating to any such claims, provided, nothing in this Agreement shall negate, limit or otherwise prohibit the Employee from exercising his rights communicate with any federal government agency regarding any potential violation of federal law or regulation, including without limitation to engage with the U.S. Securities and Exchange Commission pursuant to Section 21F(h) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (“Reserved Rights”). If applicable, the relevant Party may present this Agreement to any such agency or court as a basis to seek such dismissal or denial of monetary relief.

9.       Ownership of Claims. The Parties represent and warrant that each is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which either may have against the Employee or the Company Released Parties, as applicable.

10.     Non-Admission of Liability. It is expressly understood and agreed by the Parties that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of any Party to this Agreement. Each Party expressly denies that the Employee or the Company Released Parties have engaged in any wrongful or unlawful conduct of any kind or in any violation of law relating to Employee’s employment relationship with the Company.

11.     Confidentiality. Employee acknowledges that he previously agreed to be bound by the provisions of his Employment Agreement addressing preservation of Confidential Information and protection of the Company’s intellectual property, and, as a condition of this Agreement, he acknowledges and confirms that those terms and conditions of his Employment Agreement shall survive the termination of the employment relationship and shall remain fully enforceable against Employee after the Termination Date, pursuant to the terms of the Employment Agreement, provided, nothing in such provisions shall negate or undermine the Reserved Rights as set forth in Section 8 above. Employee acknowledges that this Agreement shall be filed publicly by the Company with the U.S. Securities and Exchange Commission.

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12.     Return of Company Property. As a condition of receiving the severance payment set forth in Section 2 above, except as otherwise instructed by the Company pursuant to the advisory services agreement referenced herein, Employee agrees to return to the Company on or before the Termination Date all the Company property, equipment, devices, files, documents and data of any kind, whether stored in paper, disk, tape or any other electronic form, that Employee has in his possession or control. Employee further represents and agrees that, to the extent he subsequently discovers any Company documents or property of any kind after the Termination Date, he will promptly return the same (and any copies) to the Company in the same condition that he found them.

13.     Attorneys Fees and Costs. If any legal action is brought under this Agreement for an asserted breach or to enforce any of its terms, the prevailing party shall be entitled to recover costs and reasonable attorneys fees; provided, however, that, to the extent the issues raised in any claim or dispute under this Agreement are based on state or federal statutes that provide for attorneys fees to the prevailing party, then the basis for awarding such attorneys fees shall be consistent with the applicable standards for awarding attorneys fees to the prevailing party under those respective state or federal statutes and applicable laws.

14.     California Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California.

15.     Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon the Parties’ respective representatives, heirs, executors, administrators, successors and assigns. This Agreement and the releases from the Parties contained herein shall inure to the benefit of the Employee or Company Released Parties, as applicable.

16.     Severability. In the event any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the provision shall be deemed modified to the fullest extent permitted by law to cure the invalid or unenforceable provision consistent with the intent of the Parties, and if that is not possible, then the void, invalid or unenforceable provision shall be deleted and severed from this Agreement but only to the extent that it does not materially change the terms of this Agreement or alter the intent of the Parties, and all other provisions of this Agreement shall remain in full force and effect.

17.     Integration; Modification. This Agreement, the Employment Agreement and the advisory services agreement attached hereto to Exhibit A, constitute a single, integrated, written contract expressing the entire agreement between the Parties regarding the termination of Employee’s employment and they supersede and replace all prior agreements or understandings between the Parties relating to the subject matter of this Agreement, whether written, oral or implied. Each Party represents and warrants to the other that such Party is not relying on any promises, representations or inducements of any kind which do not appear written herein. Each Party further agrees that this Agreement can be amended or modified only by a written agreement, signed by all Parties.

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart. This Agreement may be executed and transmitted either by original, facsimile, or electronic delivery, each of which will be equally binding as an original upon receipt by the other Party.

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19.     Understanding and Voluntary Agreement. By signing below, Employee confirms that he is competent to execute this Agreement. Employee understands and agrees that he may be waiving significant legal rights by signing this Agreement. Employee represents and agrees that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms, and after having had the opportunity to consult with an attorney of his choice. By signing below, Company confirms that its entry into this Agreement has been authorized by the Company’s board of directors and that the Company’s signatory was specifically authorized to execute and deliver this Agreement on behalf of the Company.

20.     Section 409A. This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year.

21.     Interpretation. This Agreement is to be interpreted in accordance with its fair meaning and not strictly for or against any Party. This Agreement will not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that all Parties have contributed substantially and materially to the preparation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement and Mutual Release on the dates indicated below.

Dated: February 1, 2017	BORIS MASLOV

/s/ Boris A. Maslov

Dated: February 1, 2017	ENER-CORE, INC.

	By:	/s/ Domonic J. Carney
	Its:	CFO

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EXHIBIT A

Advisory Services Agreement

[Omitted]